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            COMMERCIAL FEDERAL CORPORATION
            MID CONTINENT BANCSHARES, INC.
                1994 STOCK OPTION PLAN

       ________________________________________

       1998 Amendment to Stock Option Agreement
       ________________________________________


     WHEREAS, Commercial Federal Corporation ("CFC") and Commercial Federal Bank, a Federal Savings Bank (the "Bank") have entered into a merger agreement (the "Merger Agreement") with Mid Continent Bancshares, Inc. ("MCB") and Mid-Continent Federal Savings Bank on September 2, 1997, whereby MCB will merge with and into CFC and Mid-Continent Federal Savings Bank will merge with and into the Bank;

     WHEREAS, MCB maintains the Mid Continent Bancshares, Inc.
1994 Stock Option Plan (the "Plan"), and CFC intends to assume the Plan and all obligations thereunder following the closing of the merger; and

     WHEREAS, Section 1.8(a) of the Merger Agreement provides that each option outstanding under the Plan shall continue outstanding as an option to purchase shares of CFC's common stock ("Common Stock") and under the same terms and conditions as were applicable immediately prior to the closing of the merger, except that (i) the number of shares of Common Stock covered by each outstanding option, and the exercise price of each such stock option, shall be proportionately adjusted in accordance with the Exchange Ratio set forth in Section 1.3 of the Merger Agreement, and (ii) the options shall become fully vested on the closing date of the merger, per Section 4.16(b) of the Merger Agreement;

     WHEREAS, MCB previously entered into a Stock Option
Agreement dated ________________  ___, 19__ (the "Option
Agreement") with (the "Optionee"), and the Optionee received the following grants of incentive stock options ("ISOs") and/or non-incentive stock options ("Non-ISOs"):


                               Shares of MCB's
                ISO or           Common Stock         Exercise
 Grant Date     Non-ISO     Subject to the Option      Price
 ----------     -------     ---------------------     --------


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Mid Continent Bancshares, Inc. 1994 Stock Option Plan
1998 Amendment to Stock Option Agreement
Page 2


     NOW, THEREFORE, BE IT RESOLVED that the Optionee shall receive shares of Common Stock upon exercise of the stock options granted to him or her under the Plan; and be it

     RESOLVED FURTHER, that the provisions of the Option
Agreement that specify the number of shares of common stock covered by the option and the option price for each share shall be amended pursuant to the terms of the Merger Agreement to provide as follows:

                               Shares of MCB's        Adjusted
                ISO or           Common Stock         Exercise
 Grant Date     Non-ISO     Subject to the Option      Price
 ----------     -------     ---------------------     --------



     Nothing contained herein shall be held to alter, vary or affect any of the terms, provisions, or conditions of the Plan or the Option Agreement other than as stated above.


                              COMMERCIAL FEDERAL CORPORATION


                              By ___________________________
                                 Its _______________________
_____________________
Date                          Attest: ____________________(Seal)